EMPLOYMENT AGREEMENT BETWEEN
CATUITY INC. AND ALFRED H. (JOHN) RACINE

This Employment Agreement is made and entered into as of October 31, 2007 between Catuity Inc. (the “Company”), a Delaware corporation, and Alfred H. (John) Racine (the “Executive”).

1. Employment. Company hereby employs Executive, and Executive hereby accepts employment with Company, on the terms and conditions hereinafter set forth.

2. Term. The term of this Agreement will commence on November 1, 2007 (the “Commencement Date”) and end on March 31, 2008 and will automatically renew for one more six-month term if the company has not completed a material transaction or earlier terminated as hereinafter set forth. This agreement shall have a final expiration date of October 31, 2008, unless extended by act of the board of Catuity.

3. Duties and Responsibilities. Executive shall serve with the duties of President, CEO and Director (or in such other position as may be mutually agreed upon by Executive and the Board) and shall have such responsibilities, duties and authority as may be assigned to him by the Board.

4. Service on Board of Directors. The Executive shall serve on the Board of Directors of the Company and any of its subsidiaries, affiliates or divisions, and as an officer of any subsidiary, affiliate or division, if elected. When this Agreement terminates, Executive will, if requested by the Board of Company, tender his resignation from any and all such Board positions.

5. Outside Activities. During the term of this Agreement, Executive is free to advise, volunteer or otherwise provide compensated services to other companies or organizations so long as such activities do not materially interfere with the completion of his duties and responsibilities. This work may include work for shareholders and lenders to the Company.

6. Place of Employment. Executive shall have him office, and perform him duties, within 75 miles of the center of Charlottesville, Virginia and he shall not be required to move from the metropolitan Charlottesville, Virginia area; provided that, he shall from time to time be required to travel when necessary in carrying out Company’s business. Executive acknowledges that travel will be required to dispatch his normal duties.

7. Reimbursement of Expenses and Furnishing of Services to Executive. During the term of this Agreement, Executive shall be entitled to, including but without limitation, an office at the company’s corporate headquarters, as well as reimbursement, upon proper accounting, of reasonable expenses and disbursements incurred by him in the course of his duties). All expense reimbursements will be subject to compliance with IRS regulations so as to be deductible as ordinary and necessary business expenses, and to compliance with Company’s normal policies and practices.

8. Base Salary Compensation. During the term of Executive’s employment, he shall be paid a minimum base salary of One Hundred Thousand Dollars ($100,000) per year. The Board shall review Executive’s salary at least annually, and may increase Executive’s salary from time to time in their discretion, and if so increased, such salary shall not be decreased thereafter during the term of this Agreement. The Executive has held his current position since joining the Company on in September 2004. With this contract, the Executive has accepted a reduced compensation package. The Company confirms that, in addition to its ongoing obligations under this contract, the Executive is owed Sixty-Seven Thousand Five Hundred and Twenty-Five Dollars ($67,525.00) in unpaid compensation.

9. Other Benefits. The Company will make timely reimbursement to the Executive for 100% of the cost of private health insurance.

10. Non Disparagement of Executive. Company shall not disparage Executive’s reputation or good name during or after the term of this Agreement.

11. Termination.

(a) Executive may voluntarily terminate his employment hereunder at any time, on 30 days’ notice with or without cause.

(b) Company may terminate this Agreement and the employment of Executive at any time, with or without “Cause” (as defined below), on 30 days’ notice.

(c) Either Company or Executive may terminate this Agreement after the “Disability” (as defined below) of Executive, on 30 days’ notice.

(d) This Agreement will terminate on Executive’s death.

12. Termination Definitions.

(a) “Cause” means (i) the Executive’s commission of acts or omissions constituting active and deliberate dishonesty as determined by the Board of Directors, (ii) Executive’s actual receipt of an improper benefit or profit in money, property or services, or (iii) if the Executive continuously fails to perform his duties under this Agreement in any material manner after receipt of notice of such failure from the Company specifying how he has so failed to perform. The Company may at its option terminate this Agreement for Cause by giving written notice of termination to the Executive without prejudice to any other remedy to which the Company may be entitled at law, in equity, or under this Agreement. The notice of termination required by this Section shall specify the ground for the termination and shall be supported by a statement of all relevant facts. In the event of termination of this Agreement for Cause, the Executive shall be entitled to no further compensation or other benefits under this Agreement, except as to that portion of any unpaid salary and other benefits accrued and earned by him hereunder up to and including the effective date of such termination.

(b)  For purposes of this Agreement, a "Change in Control" shall be deemed to have occurred:

(i) if any person or group of persons acting together (other than (a) the Company or any person (I) who as of the date hereof was a director or officer of the Company, or (II) whose shares of Common Stock of the Company are treated as "beneficially owned" by any such director or officer, or (b) any institutional investor (filing reports under Section 13(g) rather than 13(d) of the Securities Exchange Act of 1934, as amended, including any employee benefit plan or employee benefit trust sponsored by the Company)), becomes a beneficial owner, directly or indirectly, of securities of the Company representing fifty percent (50%) or more of either the then-outstanding Common Stock of the Company or the combined voting power of the Company's then-outstanding voting securities (other than as a result of an acquisition of securities directly from the Company);

(ii) if the Company sells all or substantially all of the Company's assets to any person (other than a wholly--owned subsidiary of the Company formed for the purpose of changing the Company's corporate domicile);

(iii) if the Company merges or consolidates with another person as a result of which the shareholders of the Company immediately prior to such merger or consolidation would beneficially own (directly or indirectly), immediately after such merger or consolidation, securities of the surviving entity representing less than fifty percent (50%) of the then outstanding voting securities of the surviving entity; or

(iv) if the new directors appointed to the Board during any twelve-month period constitute a majority of the members of the Board, unless (I) the directors who were in office for at least twelve (12) months prior to such twelve-month period (the "Incumbent Directors") plus (II) the new directors who were recommended or appointed by a majority of the Incumbent Directors constitutes a majority of the members of the Board.

(v) For purposes of this paragraph a “person” includes an individual, a partnership, a corporation, an association, an unincorporated organization, a trust or any other entity.

(d) “Disability” means the inability of Executive due to accident or illness to perform the essential functions of his job despite reasonable accommodations by Company, where such inability is reasonably expected to last longer than 90 days. If Executive is covered by a long-term disability insurance policy, then “Disability” shall mean the long term disability of Executive (or comparable term) as defined in the applicable long-term disability insurance policy.

13. Compensation After Termination.

(a) If there has been a Change in Control prior to the termination date, Executive’s compensation shall be as follows:

(i) Company shall pay Executive an amount equal to salary at his then-current rate for the greater of 12 months or the balance of the term of this Agreement.

(b) If this Agreement is terminated due to Executive’s death or Disability, Executive’s compensation shall be as follows:

(i) Company shall pay Executive an amount equal to 12 months’ salary at his then-current salary rate.

(c) If Company terminates this Agreement with Cause, Executive’s compensation shall be as follows:

(i) Company shall pay Executive only for cash compensation earned up to the date of termination.

(d) If this Agreement ends at the normal expiration of a term, then:

(i) Company shall pay Executive only for cash compensation earned up to the date of termination.

(e) Notwithstanding anything to the contrary contained herein, in the event it shall be determined that any compensation payment or distribution by the Company to or for the benefit of the Executive would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), the Change in Control severance payment will be reduced to the extent necessary so that no excise tax will be imposed, but only if to do so would result in the Executive retaining a larger amount, on an after-tax basis, taking into account the excise and income taxes imposed on all payments made to the Executive hereunder.

14. Indemnification. In addition to any indemnification provided by the By-Laws of Company or otherwise, Company shall indemnify and provide reasonable advances for expenses to Executive, to the fullest extent permitted by the laws of the State of Delaware, if Executive is made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that Executive is or was an officer, director or employee of Company or any subsidiary or affiliate thereof, in which capacity Executive is or was serving at Company’s request, against expenses, judgments, fines and amounts paid in settlement incurred by him in connection with such action, suit or proceeding. Company shall exercise its reasonable commercial efforts to maintain directors’ and officers’ insurance coverage as well as all other appropriate malpractice and professional liability coverage on behalf of Executive during the term of this Agreement at Company’s expense, in a manner and coverage substantially similar to the D&O insurance currently in effect. Subject to requirements of any applicable insurance coverage, Executive shall have the absolute right to engage counsel reasonably acceptable to Company and at legal rates deemed reasonably acceptable to Company, for the above-referenced actions. Executive shall give prompt notice to Company of any claims made against him for which he will seek indemnification.

15. Amendment or Modification Waiver. No provision of this Agreement may be amended, modified or waived, unless such amendment, modification or waiver shall be authorized by the Board or any authorized committee of the Board, and shall be agreed to in writing, signed by Executive and by an officer of Company thereunto duly authorized. Except as otherwise specifically provided in this Agreement, no waiver by either party hereto of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a subsequent breach of such condition or provision or a waiver of a similar or dissimilar provision or condition at the same or any prior or subsequent time.

16. Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions and portions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent provided by law.

17. Successors. This Agreement shall be binding upon any successor of Company and such successor shall be deemed substituted for Company under the terms of this Agreement; but any such substitution shall not relieve Company of any of its obligations hereunder. As used in this Agreement, the term “successor” shall include any person, firm, corporation or like business entity which at any time, whether by merger, purchase or otherwise, acquires all or substantially all of the assets or business of Company. This Agreement may not be otherwise assigned by Company without Executive’s written consent.

18. Confidential Information. Executive agrees not to disclose, either while in Company’s employ or at any time thereafter, to any person not employed by Company or not engaged to render services to Company any confidential agreement obtained by him while in the employ of Company, including, without limitation, any of Company’s inventions, processes, methods of distribution, customers or trade secrets; provided, however, that this provision shall not preclude Executive from use or disclosure of information known generally to the public or of information not considered confidential by persons engaged in the business conducted by Company or from disclosure required by law or court order.

19. Withholding. Anything to the contrary notwithstanding, all payments required to be made by Company hereunder to Executive or his estate or beneficiary shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as Company may reasonably determine it should withhold pursuant to any applicable law or regulation. In lieu of withholding such amounts, Company may accept other provisions to the end that it has sufficient funds to pay all taxes required by law to be withheld in respect to any of such payments.

20. Notices. For the purpose of this Agreement, notices, demands or other communications provided for herein shall be in writing and shall be deemed to have been duly given when delivered or (unless other specified) mailed by United States Certified Mail, return receipt requested, postage prepaid, addressed as follows:

to Executive: Alfred H. (John) Racine
622 Wilder Drive
Charlottesville, VA 22901

to Company: Catuity Inc.
2340 Commonwealth Drive, Suite C
Charlottesville, VA 22901

or to such other address as any party may have furnished to the other in writing in accordance therewith, except that notices of change of address shall be effective only upon receipt.

21. Construction With Delaware Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware.

22. Entire Agreement of Parties. This Agreement contains the entire agreement of the parties and no party shall be liable and bound except as provided herein, but this instrument does not replace, rescind or abrogate any other agreement or plan between the parties which may now be or may hereinafter become effective.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

CATUITY INC.

By:
Clifford W. Chapman, Jr.,
Director and Chairman, Compensation Committee

“Company”

Alfred H. (John) Racine
“Executive”